Exhibit 4.16

C FACILITY ROLL FORM

Please complete:

(i)	Your institution’s full legal name at the top of the agreement on the blank set out next to “From” and on the last page on the “Name of Institution” line; and

(ii)	the amount of your existing commitment under the C Facility which you wish to roll in the blank provided in the definition of “Facility C1 Commitment”.

Please sign the agreement on the last page in the first signature block on the line immediately above the “Name of Institution” line.

If more than one legal entity holds commitments under the C Facility you will need to complete a separate form for each legal entity.

If your institution holds commitments under the A Facility you will need to complete a separate A Facility Roll Form to roll commitments under the A Facility.

When completed, please send the form by email to:

The Royal Bank of Scotland plc, Frankfurt Branch

Attention:	Birgit Fellenberger

Email:	birgit.fellenberger@rbs.com;

with a copy to: greg.brown@allenovery.com

and to: presley.warner@freshfields.com

Telephone:	+49 69 1700 6915

Please send two completed originals of this signed form by courier to:

Allen & Overy LLP

40 Bank Street

London

E14 5DU

Attention:	Greg Brown

Please note: You must also complete and return an Amendment Consent Form to indicate your consent to the amendments to the Facility Agreement.

ADD-ON FACILITY ACCESSION AGREEMENT – FACILITY C1

To:	The Royal Bank of Scotland plc, Frankfurt Branch, as Facility Agent and Security Agent

From:	[ ]

And:	Kabel Deutschland GmbH and Kabel Deutschland Vertrieb & Service GmbH & Co. KG (KDVS)

Date: [    ] January 2010

Kabel Deutschland GmbH - €1,350,000,000 Credit Agreement dated 13 March 2006 (the Credit Agreement)

1.	In this Agreement:

Facility C1 means a term loan Facility constituting an Add-On Facility under the Credit Agreement.

Facility C1 Commitment means, in relation to ourselves in our capacity as a Facility

C1 Lender, Eur [                                        ] (or such lower amount as notified by KDG to ourselves and the Facility Agent prior to the C1 Effective Date).

Facility C1 Loan means the euro denominated Loan made to Kabel Deutschland Vertrieb & Service GmbH & Co. KG under Facility C1.

Majority Facility C1 Lenders means the Facility C1 Lenders the aggregate of whose Facility C1 Commitments exceeds 66 2/3 per cent. of the aggregate Facility C1 Commitments.

2.	Unless otherwise defined in this Agreement, terms defined in the Credit Agreement will have the same meaning in this Agreement.

3.	We refer to Clause 2.4 (Additional Facilities) of the Credit Agreement.

4.	This Agreement will take effect on the date (the C1 Effective Date) when the Facility Agent (acting on the instructions of the Majority Facility C1 Lenders) notifies KDG and the Facility C1 Lenders that it has received the documents and evidence set out in Schedule 1 to this Agreement (other than items 5 and 6), in each case in form and substance satisfactory to it (acting reasonably) or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Majority Facility C1 Lenders.

5.	We, in our capacity as a Facility C1 Lender, agree:

(a)	to become party to and to be bound by the terms of the Credit Agreement as an Add-On Facility Lender in accordance with Clause 2.4 (Additional Facilities); and

(b)	to become a party to the Priority Agreement as a Lender and to observe, perform and be bound by the terms and provisions of the Priority Deed in the capacity of a Lender in accordance with clause 22.4 of the Priority Deed.

6.	Our Add-On Facility Commitment (for the purpose of paragraph (a) of the definition of Add-On Facility Commitment in Clause 1.1 of the Credit Agreement) is our Facility C1 Commitment provided that for the purpose of the Credit Agreement our Facility C1 Commitment will be deemed to be zero until the Facility C1 Loan has been drawn.

7.	The Facility C1 Loan will be applied to refinance the relevant outstandings under the C Facility. The Facility C1 Loan may be made if the C1 Effective Date has occurred and the Facility Agent has notified KDG that it is has received the evidence set out in items 5 and 6 of Schedule 1.

8.	The Final Maturity Date in respect of this Add-On Facility is 31 March 2014.

9.	(a)	The Availability Period in relation to this Add-On Facility is the period from the C1 Effective Date to the close of business in London on the Final Maturity Date in respect of the C Facility.

(b)	This Add-On Facility will be drawn by a single advance on the Final Maturity Date of the C Facility.

10.	(a)	The Margin for Facility C1 is 3.50 per cent. per annum subject to adjustment in accordance with the remaining paragraphs of this Clause 10.

(b)	The Margin for Facility C1 will be calculated by reference to the table below and the information set out in each Compliance Certificate delivered after this Add-On Facility has been drawn:

Column 1 Ratio of Consolidated Senior Net Borrowings to Consolidated EBITDA	Column 2 Margin (per cent. per annum

Greater than 2.0	3.50
Less than or equal to 2.0	3.25

(c)	Clause 9.3 (paragraphs (b) through (d) inclusive) of the Credit Agreement will apply, mutatis mutandis, to the calculation of the Margin for Facility C1, except that the reference to “2.00” in paragraph (c) will be “3.50” as it relates to the Margin for Facility C1.

11.	(a)	In consideration of the Facility C1 Lender’s obligations under this Agreement, KDG must pay to the Facility Agent for the account of each Facility C1 Lender a commitment fee computed at the rate of 0.25 per cent.

per annum on the undrawn, uncancelled amount of each Facility C1 Lender’s Facility C1 Commitment (calculated by disregarding the proviso in clause 6 of this Agreement). Such commitment fee will accrue from the C1 Effective Date.

(b)	Accrued commitment fee is payable on the date falling three months after the C1 Effective Date (or, for the first such payment, any earlier date designated by KDG) and subsequent payments of accrued commitment fee will thereafter be paid quarterly in arrear. Accrued commitment fee in respect of a Lender’s Facility C1 Commitment is also payable to the Facility Agent for that Facility C1 Lender on the date its Facility C1 Commitment is cancelled in full and on the date on which Facility C1 is drawn.

12.	(a)	Within five business days of the C1 Effective Date KDG must pay to the Facility Agent for the account of each Facility C1 Lender an amount equal to 0.40 per cent. flat on that Lender’s Facility C1 Commitment.

(b)	Within five business days of the date on which a legally binding sale and purchase agreement in respect of a Permitted Acquisition having an Acquisition Consideration in excess of Eur 400,000,000 is executed, KDG must pay to the Facility Agent for the account of each Facility C1 Lender an amount equal to 0.125 per cent. flat on that Lender’s Facility C1 Commitment at that time.

(c)	On the completion date of the Permitted Acquisition referred to in paragraph (b) above, KDG must pay to the Facility Agent for the consent of each Facility C1 Lender an amount equal to 0.125 per cent. flat on that Lender’s Facility C1 Commitment at that time.

(d)	Each of the fees described in paragraphs (a) through (c) inclusive shall only be paid once.

13.	The Borrower in relation to Facility C1 is KDVS.

14.	KDG represents and warrants to each Finance Party that, the Repeating Representations are and will be true and correct in all material respects on the date of this Agreement and the C1 Effective Date.

15.	We confirm to each Finance Party that:

(i)	we have made our own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and have not relied on any information provided to us by a Finance Party in connection with any Finance Document; and

(ii)	we will continue to make our own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Commitment is in force.

16.	In our capacity as Facility C Lender, we instruct the Facility Agent to net the repayment proceeds of Facility C to which we are entitled at the time of utilisation of the Facility C1 Loan against the proceeds of the Facility C1 Loan which we are obliged to make under this Agreement, so that only the excess of our Facility C Commitment over our Facility C1 Commitment will be payable to us on the Utilisation Date for Facility C1 (or if relevant only the excess of our Facility C1 Commitment over our Facility C Commitment will be payable by us on the Utilisation Date for Facility C1).

17.	The Facility Office and address for notices for us for the purposes of Clause 33.2 (Addresses for notices) will be that notified by us in our capacity as Facility C1 Lender to the Facility Agent.

18.	This Agreement is governed by English law.

19.	This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

20.	It is intended that this Agreement takes effect as a deed notwithstanding the fact that a party may only execute this Agreement under hand.

21.	This Agreement has been executed and delivered as a deed on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT DOCUMENTS

1.	In relation to each Obligor incorporated or organised in Germany:

(a)	a certified copy of an extract from the Commercial Register (beglaubigter Handelsregisterauszug);

(b)	a copy of the partnership agreement / articles of association (Gesellschaftsvertrag);

(c)	if the Obligor is incorporated as a limited liability company (Gesellschaft mit beschränkter Haftung/GmbH), a copy of the list of shareholders of such Obligor;

(d)	a direction to the Facility Agent directing the Facility Agent to effect the amendment to the definition of “Eligible Terms” set out in Clause 3(a)(ii)(4) of the Amendment Agreement effected on or about 31 January 2010; and

2.	A certificate dated no earlier than the date falling 5 Business Days before the C1 Effective Date of an authorised signatory of:

(a)	KDVS:

(i)	confirming that the borrowing by KDVS of the Facility C1 Loan to be drawn will not breach any limit binding on it;

(ii)	certifying that each copy document delivered pursuant to paragraph 1 of this Schedule 1 is correct, complete and in full force and effect and has not been amended, rescinded, supplemented, superseded or otherwise modified from the version delivered and were in respect of a copy document delivered pursuant to paragraph 1 of this Schedule 1 true and correct and complete in all respects as at the date of the certificate, other than such changes and amendments previously notified to the Facility Agent and referred to in such certificate; and

(iii)	confirming the identity of the Chief Executive Officer and the Chief Financial Officer of KDVS; and

(b)	KDG:

(i)	certifying that each copy document delivered pursuant to paragraph 1 of this Schedule 1 is correct, complete and in full force and effect and has not been amended, rescinded, supplemented, superseded or otherwise modified from the version delivered and were in respect of a copy document delivered pursuant to paragraph 1 of this Schedule 1 true and correct and complete in all respects as at the date of the certificate, other than such changes and amendments previously notified to the Facility Agent and referred to in such certificate; and

(ii)	confirming the identity of the Chief Executive Officer and the Chief Financial Officer of KDG.

Legal opinions

3.	A legal opinion of Allen & Overy LLP, legal advisers as to matters of English law to the Facility Agent, addressed to the Finance Parties.

4.	A legal opinion of Allen & Overy LLP, legal advisers as to matters of German law to the Facility Agent, addressed to the Finance Parties.

Other documents and evidence

5.	Evidence that all fees and expenses (including legal fees of the Administrative Parties) then due and payable by the Obligors under this Agreement and the Credit Agreement have been or will be paid on or before the Utilisation Date for Facility C1.

6.	Evidence satisfactory to the Facility Agent that on or before the Utilisation Date for Facility C1 the outstandings under Facility C will, after giving effect to the application of the proceeds of the Facility C1 Advance and taking account of any other funds advanced to the Facility Agent for the purpose of discharging Facility C, be discharged in full.

Security Documents

7.	Each of the following documents:

(a)	a supplemental share pledge agreement to be made between KDG as pledgor and, amongst others, the Security Agent as pledgee relating to the pledge of all shares held or to be held in future by KDG in Kabel Deutschland Verwaltungs GmbH;

(b)	a supplemental share pledge agreement to be made between KDG as pledgor and, amongst others, the Security Agent as pledgee relating to the pledge of all shares held or to be held in future by KDG in Kabel Deutschland Vertrieb und Service Beteiligungs Verwaltungs GmbH;

(c)	a supplemental interest pledge agreement to be made between KDG as pledgor and, amongst others, the Security Agent as pledgee relating to the pledge of all interests held or to be held in future by KDG in Kabel Deutschland Vertrieb und Service Beteiligungs GmbH & Co. KG (KDVSB-KG);

(d)	a supplemental interest pledge agreement to be made between KDG as pledgor and, amongst others, the Security Agent as pledgee relating to the pledge of all interests held or to be held in future by KDG in KDVS;

(e)	a supplemental interest pledge agreement to be made between KDVSB-KG as pledgor and, amongst others, the Security Agent as pledgee relating to the pledge of all interests held or to be held in future by KDVSB-KG in KDVS;

(f)	a supplemental share pledge agreement to be made between KDVS as pledgor and, amongst others, the Security Agent as pledgee relating to the pledge of all shares held or to be held in future by KDVS in Kabel Deutschland Vermögen Beteiligungs Verwaltungs GmbH;

(g)	a supplemental interest pledge agreement to be made between KDVS as pledgor and, amongst others, the Security Agent as pledgee relating to the pledge of all interests held or to be held in future by KDVS in Kabel Deutschland Vermögen GmbH & Co. KG;

(h)	a supplemental interest pledge agreement to be made between Kabel Deutschland Vermögen Beteiligungs GmbH & Co. KG (KDVB-KG) as pledgor and, amongst others, the Security Agent as pledgee relating to the pledge of all interests held or to be held in future by KDVB-KG in Kabel Deutschland Vermögen GmbH & Co. KG;

(i)	a supplemental interest pledge agreement to be made between KDVS as pledgor and, amongst others, the Security Agent as pledgee relating to the pledge of all interests held or to be held in future by KDVS in KDVB-KG;

(j)	a supplemental share pledge agreement to be made between KDVS as pledgor and, amongst others, the Security Agent as pledgee relating to the pledge of all shares held or to be held in future by KDVS in Kabel Deutschland Breitband Services GmbH;

(k)	a supplemental interest pledge agreement to be made between KDVS as pledgor and, amongst others, the Security Agent as pledgee relating to the pledge of all interests held or to be held in future by KDVS in TKS Telepost Kabel-Service Kaiserslautern GmbH & Co. KG;

(l)	a supplemental share pledge agreement to be made between KDVS as pledgor and, amongst others, the Security Agent as pledgee relating to the pledge of all shares held or to be held in future by KDVS in TKS Telepost Kabel-Service Kaiserslautern-Beteiligungs GmbH;

(m)	a supplemental share pledge agreement to be made between KDVS as pledgor and, amongst others, the Security Agent as pledgee relating to the pledge of all shares held or to be held in future by KDVS in KABELCOM Braunschweig Gesellschaft für Breitbandkabel-Kommunikation mit beschränkter Haftung;

(n)	a supplemental share pledge agreement to be made between KDVS as pledgor and, amongst others, the Security Agent as pledgee relating to the pledge of all shares held or to be held in future by KDVS in KABELCOM Wolfsburg Gesellschaft für Breitbandkabel-Kommunikation mit beschränkter Haftung;

(o)	a supplemental account pledge agreement to be made between KDG as pledgor and, amongst others, the Security Agent as pledgee relating to the pledge of all bank accounts held or to be held in future by KDG in Germany;

(p)	a supplemental account pledge agreement to be made between KDVS as pledgor and, amongst others, the Security Agent as pledgee relating to the pledge of all bank accounts held or to be held in future by KDVS in Germany; and

(q)	an amendment and restatement agreement relating to certain German security documents between, amongst others, KDG and KDVS as security grantors, the Security Agent and all other Finance Parties pursuant to which:

(A)	the global assignment agreement dated 12 May 2006 made between KDVS as assignor and, amongst others, the Security Agent as assignee relating to the assignment of certain receivables, rights and claims held or to be held by KDVS;

(B)	the security transfer agreement dated 12 May 2006 made between KDVS as transferor and the Security Agent as transferee relating to the transfer of certain Security Assets (as defined therein);

(C)	the security transfer agreement in relation to the digital network dated 29 January 2007 between KDVS as transferor and the Security Agent relating to the transfer of certain Security Assets (as defined therein); and

(D)	the security trust agreement dated 12 May 2006 made between KDG, KDVS, KDVB-KG and KDVSB-KG as security grantors, the Security Agent and the other Finance Parties as beneficiaries, pursuant to which, inter alia, the Security Agent has been appointed to act as a trustee (Treuhänder) under German law in relation to each of the German law governed security documents, shall be amended and restated.

SIGNATORIES

TO ADD-ON FACILITY ACCESSION AGREEMENT– FACILITY C1

By:

[                                                                                  ]

For and on behalf of:

Name of Institution: [                                                                                 ]

KABEL DEUTSCHLAND GmbH

By:

KABEL DEUTSCHLAND VERTRIEB & SERVICE GMBH & CO. KG

By:

THE ROYAL BANK OF SCOTLAND PLC, FRANKFURT BRANCH (as Facility Agent)

By:

THE ROYAL BANK OF SCOTLAND PLC, FRANKFURT BRANCH (as Security Agent)

By: